Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
     The following unaudited pro forma condensed combined balance sheet as of December 31, 2009, and the unaudited pro forma condensed combined statements of operations for the years ended December 31, 2009 and 2008, are based upon the historical consolidated financial statements of Viasystems and Merix after giving effect to a transaction pursuant to which Merix became a wholly owned subsidiary of Viasystems (the “Merix Acquisition”) and related transactions, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data.
     Viasystems and Merix have different fiscal year ends. For ease of reference, all pro forma statements use Viasystems’ period end date and no adjustments were made to Merix’ reported information for its different period end dates. Accordingly, the unaudited pro forma condensed combined balance sheet as of December 31, 2009, combines Viasystems’ historical audited condensed consolidated balance sheet as of December 31, 2009, and Merix’ historical unaudited consolidated balance sheet as of November 28, 2009, and is presented as if the Merix Acquisition had occurred on December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008, combines the historical audited results of Viasystems for the year ended December 31, 2008, and the historical unaudited results of Merix for the year ended November 29, 2008, which have been derived from Merix’ historical audited consolidated statement of operations for the year ended May 31, 2008, and Merix’ historical unaudited consolidated statements of operations for the six months ended November 29, 2008 and December 1, 2007. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009, combines the historical audited results of Viasystems for the year ended December 31, 2009, and the historical unaudited results of Merix for the year ended November 28, 2009, which have been derived from Merix’ historical audited consolidated statement of operations for the year ended May 30, 2009, and Merix’ historical unaudited consolidated statement of operations for the six months ended November 28, 2009 and November 29, 2008. The unaudited pro forma condensed combined statements of operations are presented as if the Merix Acquisition occurred on January 1, 2008.
     The unaudited pro forma condensed combined financial data are presented for informational purposes only. The unaudited pro forma condensed combined financial data do not purport to represent what Viasystems’ and Merix’ actual consolidated results of operations or consolidated financial condition would have been had the Merix Acquisition actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition.
     The unaudited pro forma condensed combined financial data is derived from and should be read in conjunction with the historical financial statements and related notes of Merix and Viasystems. The historical financial statements and related notes of Merix are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A and are incorporated herein by reference. The historical financial statements and related notes of Viasystems are included in Viasystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed on February 25, 2010).
     The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the Merix Acquisition, (ii) factually supportable and reasonable under the circumstances and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
     The Merix Acquisition will be accounted for using the acquisition method of accounting. The unaudited pro forma condensed combined financial data presented reflects that, as part of a number of Merix Acquisition related transactions to occur simultaneously, Merix has become a wholly owned subsidiary of Viasystems. Viasystems is the acquiror for accounting purposes, and thus Viasystems has acquired all of the assets, including identifiable intangible assets, and assumed all of the liabilities of Merix (the “Net Assets”). For purpose of the unaudited pro forma condensed combined financial data, the Net Assets have been valued based on preliminary estimates of their fair values, which will be revised as additional information becomes available. The actual adjustments to Viasystems’ consolidated financial statements will depend on a number of factors, including additional information available and the actual balance of Merix’ Net Assets on the closing date of the Merix Acquisition. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.
     The unaudited pro forma condensed combined financial data do not reflect any costs required to integrate the operations of Viasystems and Merix or any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the Merix Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2009

							Pro Forma
							for the
	Historical	Historical					Merix Acquisition
	December 31,	November 28,					December 31,
	2009	2009	(See Note 6)		(See Note 6)		2009
			Reclassifications		Adjustments
	Viasystems,	Merix	for the Merix		for the Merix
	Group, Inc.	Corporation	Acquisition		Acquisition		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$108,993	$10,472	$—		$(44,280)	E,F,O,R	$75,185
Restricted cash	105,734	—	—		—		105,734
Accounts receivable, net	89,512	53,523	—		—		143,035
Inventories	49,197	17,203	—		1,153	G	67,553
Deferred taxes	3,115	265	—		—		3,380
Prepaid expenses and other	8,273	9,815	—		—		18,088

Total current assets	364,824	91,278	—		(43,127)		412,975
Property, plant and equipment, net	199,044	85,283	1,183	A	(8,000)	G	277,510
Goodwill	79,485	11,392	—		(7,581)	H	83,296
Intangible assets, net	4,676	5,890	—		(890)	H	9,676
Deferred financing costs, net	7,986	—	2,629	B	(629)	E, F,O	9,986
Assets held for sale	—	1,146	—		9,000	G	10,146
Other assets	1,223	5,718	(3,812)	A,B	—		3,129

Total assets	$657,238	$200,707	$—		(51,227)		$806,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$118,207	$—	$—		$—		$118,207
Accounts payable	90,661	41,866	—		—		132,527
Income taxes payable	3,597	—	—		—		3,597
Accrued and other liabilities	38,751	12,521	—		6,977	E,F,S,T	58,249

Total current liabilities	251,216	54,387	—		6,977		312,580
Long-term debt, less current maturities	212,673	78,000	—		(71,390)	E,F	219,283
Mandatory redeemable Class A Junior preferred stock	118,836	—	—		(118,836)	J	—
Other non-current liabilities	34,226	4,771	—		—		38,997

Total liabilities	616,951	137,158	—		(183,249)		570,860
Redeemable Class B Senior Convertible preferred stock	98,327	—	—		(98,327)	J	—
Stockholders’ equity:
Total stockholders’ controlling interest	(58,040)	59,409	—		229,600	*	230,969
Noncontrolling interests	—	4,140	—		749	G	4,889

Total stockholders’ (deficit) equity	(58,040)	63,549	—		230,349		235,858

Total liabilities and stockholders’ equity	$657,238	$200,707	$—		$(51,227)		$806,718

(*)	Includes adjustments described in Note 6, items E, F, G, H, I, J, K, P, S and T.

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2008

							Pro Forma
							for the
	Historical	Historical					Merix Acquisition
	Year Ended	Year Ended					Year Ended
	December 31,	November 29,					December 31,
	2008	2008	(See Note 6)		(See Note 6)		2008
			Reclassifications		Adjustments
	Viasystems,	Merix	for the Merix		for the Merix
	Group, Inc.	Corporation	Acquisition		Acquisition		Combined
	(In thousands, except per share data)
Net sales	$712,830	$349,356	$—		$—		$1,062,186
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	568,356	315,754	(12,331)	C,D	—		871,779
Engineering	—	2,120	(2,120)	C,D	—		—
Selling, general and administrative	52,475	36,423	(3,546)	C	(200)	L	85,152
Depreciation	53,285	—	18,025	C	(800)	P	70,510
Amortization	1,243	2,087	(28)	C	(1,559)	M	1,743
Restructuring and impairment	15,069	15,027	—		—		30,096

Operating income (loss)	22,402	(22,055)	—		2,559		2,906
Other expense (income):
Interest expense, net	31,585	3,487	(844)	B	(11,966)	E,F,J,N	22,262
Amortization of deferred financing costs	2,063	—	844	B	(344)	E,F,O	2,563
Gain on extinguishment of debt	—	(4,618)	—		—		(4,618)
Other, net	(711)	1,158	—		(1,500)	R	(1,053)

Loss before taxes	(10,535)	(22,082)	—		16,369		(16,248)
Income tax provision	4,938	1,967	—		—	Q	6,905

Net loss	(15,473)	(24,049)	—		16,369		(23,153)
Less: Net income attributable to noncontrolling interests	—	1,079	—		—		1,079

Net loss attributable to controlling interest	(15,473)	(25,128)	—		16,369		(24,232)
Less: Accretion of Class B Senior Convertible preferred stock	7,829	—	—		(7,829)	J	—

Net loss attributable to common stockholders	$(23,302)	$(25,128)	$—		$24,198		$(24,232)

Basic and diluted loss per share attributable to common stockholders	$(9.65)	$(1.21)					$(1.21)

Weighted average number of shares — basic and diluted	2,415	20,812			(3,227)	E,I,J,K	20,000

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2009

							Pro Forma
							for the
	Historical	Historical					Merix Acquisition
	Year Ended	Year Ended					Year Ended
	December 31,	November 28,					December 31,
	2009	2009	(See Note 6)		(See Note 6)		2009
			Reclassifications		Adjustments
	Viasystems,	Merix	for the Merix		for the Merix
	Group, Inc.	Corporation	Acquisition		Acquisition		Combined
	(In thousands, except per share data)
Net sales	$496,447	$248,695	$—		$—		$745,142
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	398,144	230,222	(13,774)	C,D	—		614,592
Engineering	—	1,465	(1,465)	C,D	—		—
Selling, general and administrative	45,073	34,055	(4,739)	C	(6,190)	L	68,199
Depreciation	50,161	—	20,006	C	(800)	P	69,367
Amortization	1,191	1,879	(28)	C	(1,351)	M	1,691
Restructuring and impairment	6,626	25,289	—		—		31,915

Operating (loss) income	(4,748)	(44,215)	—		8,341		(40,622)
Other expense (income):
Interest expense, net	34,399	4,075	(789)	B	(13,747)	E,F,J,N	23,938
Amortization of deferred financing costs	1,954	—	789	B	(289)	E,F,O	2,454
Loss on extinguishment of debt	2,357	—	—		—		2,357
Other, net	3,502	(1,364)	—		(1,159)	R	979

Loss before income taxes	(46,960)	(46,926)	—		23,536		(70,350)
Income taxes	7,757	1,102	—		—		8,859

Net loss	(54,717)	(48,028)	—		23,536		(79,209)
Less: Net income attributable to noncontrolling interests	—	771	—		—		771

Net loss attributable to controlling interest	(54,717)	(48,799)	—		23,536		(79,980)
Less: Accretion of Class B Senior Convertible preferred stock	8,515	—	—		(8,515)	J	—

Net loss attributable to common stockholders	$(63,232)	$(48,799)	$—		$32,051		$(79,980)

Basic and diluted loss per share attributable to common stockholders	$(26.18)	$(2.27)					$(4.00)

Weighted average number of shares — basic and diluted	2,415	21,496			(3,911)	E,I,J,K	20,000

See accompanying notes to unaudited pro forma condensed combined financial data

Notes to Unaudited Pro Forma Condensed Combined Financial Data
(in thousands, except per share data)
1. Basis of Presentation
     General
     The unaudited pro forma condensed combined financial data were prepared using the acquisition method of accounting and were based on the historical financial statements of Viasystems and Merix. Viasystems and Merix have different fiscal year ends. For ease of reference, all pro forma statements use Viasystems’ period-end date and no adjustments were made to Merix’ reported information for its different period-end dates.
     Acquisition Accounting
     The Merix Acquisition will be accounted for using the acquisition method of accounting. For the purposes of the unaudited pro forma condensed combined financial data, Viasystems has been treated as the acquiror in the Merix Acquisition and will account for the transaction by using its historical accounting information and accounting policies and adding the assets acquired, including identifiable intangible assets, and liabilities assumed from Merix (the “Net Assets”) as of the effective date of the Merix Acquisition at their respective fair values. The process for estimating the fair values of the Net Assets requires the use of significant estimates and assumptions. The amount by which the acquisition date fair value of the purchase price (consideration transferred) and any noncontrolling interests exceed the recognized bases of the net identifiable assets acquired (see Note 4) will be recognized as goodwill. The purchase price allocation is subject to finalization of Viasystems’ analysis of the fair value of the Net Assets as of the effective date of the Merix Acquisition. Accordingly, the purchase price allocation reflected in this unaudited pro forma condensed combined financial data are preliminary and will be adjusted upon the completion of the final valuation. Such adjustments could be material. The Merix Acquisition was consummated on February 16, 2010. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the Merix Acquisition.
     Accounting Policies
     The unaudited pro forma condensed combined financial data do not assume any differences in accounting policies between Viasystems and Merix. As part of the purchase price allocation, Viasystems is reviewing Merix’ accounting polices and, as a result of that review, Viasystems may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. Viasystems is in the process of evaluating these differences and no adjustments for such differences have been reflected in the unaudited proforma condensed combined financial data.
     Earnings Per Share
     Earnings per share amounts have been presented in the unaudited pro forma condensed combined statements of operations for the unaudited pro forma combined results based on the estimated total issued and outstanding common stock of Viasystems immediately after the closing of the Merix Acquisition. In accordance with the SEC Staff Accounting Bulletin Topic 4.C, Changes in Capital Structure, the Viasystems historical financial data has been retroactively adjusted to reflect the Reverse Common Stock Split (See Note 5).
     Reclassifications
     Certain reclassifications have been made to the historical financial statements of Merix to conform with Viasystems’ presentation. These adjustments are further described in Note 6.
2. Description of the Merix Acquisition
     On February 16, 2010, Viasystems acquired Merix in a transaction, pursuant to which Merix became a wholly owned subsidiary of Viasystems. Merix is a leading manufacturer of technologically advanced, multi-layer PCBs with operations in the United States and China. Under the terms of the Merger Agreement, Viasystems acquired all of the outstanding common stock of Merix in exchange for shares of Viasystems common stock representing approximately 12.5% of the combined companies; and retired $68,590 of Merix’ convertible debt securities in exchange for approximately $34,908 of cash and shares of Viasystems common stock representing approximately 7.0% of the combined companies.
3. Estimate of Consideration Transferred
     The acquisition method of accounting requires that the purchase price (consideration transferred) in a business combination be measured at fair value as of the acquisition closing date. In addition to cash, the consideration transferred in the Merix Acquisition include shares of Viasystems’ common stock. As of February 16, 2010, Viasystems’ common stock was not traded on any exchange, and so for the purposes of the unaudited pro forma condensed combined financial data, the fair value of Merix was used to estimate the consideration transferred, as it is likely this method would provide the most reliably determinable fair value.
     The following is a preliminary estimate of consideration transferred:

Viasystems common shares issued as consideration paid in the Merix Acquisition	3,898,251
Multiplied by the implied Viasystems per share stock price (a)	$19.57

$76,287
Cash consideration paid	$34,908

Preliminary purchase price	$111,195

(a)	Represents the closing price of a share of Merix common stock on February 16, 2010 ($2.19) divided by the Exchange Ratio (0.1119086) as defined in the Merger Agreement.
4. Preliminary Allocation of Consideration Transferred to Net Assets Acquired
     For the purposes of the unaudited pro forma condensed combined financial data, Viasystems has made a preliminary allocation of the estimated consideration transferred (see Note 3) to the Net Assets acquired, as if the Merix Acquisition had closed on December 31, 2009, as follows:

Tangible assets and liabilities:
Cash and cash equivalents	$7,541
Accounts receivable, net	53,523
Inventories	18,356
Property, plant and equipment	78,466
Assets held for sale	10,146
Other assets	11,986
Accounts payable	(41,866)
Debt assumed	(6,610)
Accrued and other liabilities assumed	(24,269)
Intangible assets:
Customer contracts and related relationships	5,000
Goodwill	3,811

116,084
Less: Fair value of noncontrolling interests	(4,889)

Total preliminary purchase price allocation	$111,195

     The allocation of the estimated consideration transferred to the Net Assets acquired, as noted in the table above, is based on the fair value of Net Assets with the remainder being allocated to goodwill. When the actual calculation of the consideration paid and the actual allocation of the consideration transferred to Net Assets acquired are performed, it will be based on the Net Assets assumed on February 16, 2010 and other information at that date to support the calculation. Accordingly, the actual amounts for each of the Net Assets will vary from the pro forma amounts and the variations may be material.

     The following table reconciles the historical value of the Net Assets as of December 31, 2009, to the preliminary purchase price:

Historical value of Net Assets, net of noncontrolling interests, as of December 31, 2009	$59,409
Elimination of the Merix Notes and related accrued interest pursuant to the the Merix Acquisition	68,682
Elimination of deferred financing costs	(2,629)
Elimination of the historical value of goodwill and intangible assets	(17,282)
Recognition of intangible assets acquired:
Amortizable intangible assets	5,000
Goodwill	3,811
Adjustments to the historical carrying value of the Net Assets acquired and historical value of noncontrolling interests based on the preliminary estimates of fair value:
Inventories	1,153
Property, plant and equipment	(8,000)
Assets held for sale	9,000
Accrued liabilities	(7,200)
Noncontrolling interests	(749)

Preliminary purchase price	$111,195

5. Recapitalization of Viasystems
     In connection with the Merix Acquisition, on February 11, 2010, pursuant to the Recapitalization Agreement, by and among Viasystems and the Funds, Viasystems and the Funds approved the Recapitalization of Viasystems such that (i) each outstanding share of common stock of Viasystems was exchanged for 0.083647 shares of newly issued common stock of Viasystems (the “Reverse Common Stock Split”), (ii) each outstanding share of Class A Junior Preferred Stock of Viasystems was reclassified as, and converted into, 8.478683 shares of newly issued common stock of Viasystems and (iii) each outstanding share of Class B Senior Preferred Stock of Viasystems was reclassified as, and converted into, 1.416566 shares of newly issued common stock of Viasystems. In connection with the Recapitalization Agreement, a monitoring and oversight agreement between Viasystems and HMTF was cancelled upon the merger closing date for a cash payment of approximately $4,441.
     As a result of the completion of the Recapitalization and the Merix Acquisition, (i) the holders of our common stock prior to the Recapitalization received approximately 2,415,263 shares of newly issued common stock of Viasystems, (ii) the holders of our Class A Junior Preferred Stock prior to the recapitalization received approximately 7,658,226 shares of newly issued common stock of Viasystems, (iii) the holders of our Class B Senior Preferred Stock prior to the Recapitalization received approximately 6,028,260 shares of newly issued common stock of Viasystems, (iv) the holders of the Merix common stock prior to the closing of the Merix Acquisition received approximately 2,500,000 shares of newly issued common stock of Viasystems and (v) the holders of Merix convertible notes prior to the closing of the Merix Acquisition received, in addition to a cash payment of approximately $34.9 million, 1,398,251 shares of newly issued common stock of Viasystems. Our total issued and outstanding common stock immediately after the closing of the Merix Acquisition was approximately 20,000,000 shares. For the purpose of the pro forma condensed combined financial data, the Recapitalization is assumed to have occurred on January 1, 2008.
6. Pro Forma Reclassifications and Adjustments for the Merix Acquisition
Pro Forma Reclassifications for the Merix Acquisition
     Adjustments included in the column under the heading “Reclassifications for the Merix Acquisition” which are necessary to conform Merix’ financial statement presentation with Viasystems’, include the following:

A.	Reflects the reclassification of Merix’ $1,183 of capitalized long-term land use rights agreements from other assets to property, plant and equipment, net.

B.	Reflects the reclassification of Merix’ $2,629 of capitalized deferred financing costs from other assets to deferred financing costs, net; and the reclassification of the related amortization of $844 and $789 for the years ended

December 31, 2008, and 2009, respectively, from interest expense, net to the amortization of deferred financing costs caption (see item F below).

C.	Reflects the the reclassification of Merix’ depreciation expense to the depreciation caption from other captions as follows:

	Year Ended	Year Ended
	December 31, 2008	December 31, 2009
Depreciation reclassified from:
Cost of goods sold	$14,445	$15,234
Engineering	6	5
Selling, general and administration	3,546	4,739
Amortization	28	28

Total Depreciation	$18,025	$20,006

D.	Reflects the reclassification of Merix’ engineering expenses other than depreciation to cost of goods sold of $2,114 and $1,460 for the years and December 31, 2008 and 2009, respectively.
Pro Forma Adjustments for the Merix Acquisition
     Adjustments included in the column under the heading “Adjustments for the Merix Acquisition” which are necessary to reflect the Merix Acquisition and related acquisition accounting include the following:

E.	Reflects the elimination of $68,590 of Merix Notes (see Note 2), for $34,908 of cash consideration and the issuance of approximately 1.4 million shares of newly issued $0.01 par value Viasystems’ common stock (see Note 5); the write-off of $2,111 of unamortized deferred financing costs associated with the Merix Notes, the elimination of related amortization of deferred financing costs of $624 for each of the years ended December 31, 2008 and 2009, and the elimination of accrued interest payable of $92 and related interest expense of $2,744 for each of the years ended December 31, 2008 and 2009. Because the write-off of the unamortized deferred financing costs will not have a continuing impact, they are not reflected in the unaudited pro forma condensed combined statements of operations.

F.	Reflects the cancellation of certain Merix revolving credit facilities, including the repayment of $2,800 of outstanding credit facility debt plus accrued interest of $131; the write-off of $518 of unamortized deferred financing costs associated with Merix’ credit facility debt, the elimination of related amortization of deferred financing costs of $220 and $165 for the years ended December 31, 2008 and 2009, respectively, and the elimination of related interest expense of $322 and $483 for the years ended December 31, 2008 and 2009, respectively. Because the write-off of the unamortized deferred financing costs will not have a continuing impact, they are not reflected in the unaudited pro forma condensed combined statements of operations.

G.	Reflects adjustments necessary to reflect the preliminary estimate of the fair value of the tangible Net Assets acquired and the fair value of noncontrolling interests pursuant to the Merix Acquisition (see Note 4), as follows:

As of
December 31, 2009
Inventories	$1,153
Property, plant and equipment, net	(8,000)
Assets held for sale	9,000
Noncontrolling interests	(749)

Viasystems’ cost of sales will reflect the increased valuation of Merix’ inventory as the acquired inventory is sold, which for the purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-Merix Acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results and such is not included in the unaudited pro forma condensed combined statements of operations.

As of December 31, 2009, Merix has assets held for sale which include land adjacent to one of Merix’ U.S. manufacturing facilities and as an industrial building in Hong Kong.

Viasystems has made a preliminary estimate of the fair value of certain of Merix’ property, plant and equipment, however; a final valuation including all of Merix’ property, plant and equipment has not been completed.

H.	Reflects the elimination of Merix’ historical goodwill and other intangible assets in accordance with acquisition accounting, and the establishment of intangible assets of $5,000 for customer contracts and relationships and $3,811 for goodwill resulting from the Merix Acquisition (see item M, below).

I.	Reflects the issuance of approximately 2.5 million shares of newly issued $0.01 par value shares of Viasystems’ common stock (see Note 5) to the former holders of Merix common stock.

J.	Reflects, pursuant to the Recapitalization Agreement (see Note 5), the issuance of approximately 13.7 million shares of newly issued $0.01 par value shares of Viasystems’ common stock, and the cancellation of Viasystems’ Class B Preferred and Class A Preferred including the elimination of interest expense related to the Class A Preferred of $9,770 and $10,740 for the years ended December 31, 2008, and 2009, respectively; the elimination of the accretion of Class B senior convertible preferred stock; and the issuance of approximately 2.4 million shares of newly issued $0.01 par value shares of Viasystems’ common stock pursuant to a reverse common stock split.

K.	Reflects the elimination of the historical equity of Merix.

L.	Reflects the elimination of Viasystems’ merger related costs of $4,048 for the year ending December 31, 2009, and Merix’ merger related costs of $200 and $2,142 for the years ended December 31, 2008 and 2009, respectively. On a combined basis, total transaction related costs, including costs incurred to date, are estimated to approximate $19,500. Merix Acquisition related costs do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined financial data.

M.	Reflects the elimination of Merix’ historical intangible asset amortization expense of $2,059 and $1,851 for the years ended December 31, 2008, and 2009, respectively, and the recognition of amortization expense of $500 for each of the years ended December 31, 2008 and 2009, related to amortizable intangible assets established (see item H, above), assuming a useful life of ten years.

N.	Reflects an estimate of forgone interest income related to the $34,908 cash consideration paid (see item E, above), the repayment of $2,800 of outstanding credit facility debt (see item F, above), the $2,000 of financing costs (see item O, below) and the $4,441 termination fee (see item R, below) of $870 and $220 for the years ended December 31, 2008 and 2009, respectively.

O.	Reflects the capitalization of $2,000 of deferred financing costs associated with a new $75,000 revolving credit facility entered into pursuant to the Merix Acquisition, and related amortization of $500, for each of the years ended December 31, 2008 and 2009. The unaudited pro forma condensed combined statements of operations do not reflect any interest expense that may result from Viasystems’ utilization of this credit facility.

P.	Reflects reduced depreciation costs associated with the write-down of certain items of property, plant and equipment (see item G, above) of $800 for each of the years ending December 31, 2008 and 2009. Viasystems has not completed a final valuation including all of Merix’ property, plant and equipment. For each $10,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, deprecation expense would change by approximately $1,000 in the each annual period.

Q.	As a result of Viasystems’ and Merix’ existing income tax loss carry-forwards in the United States, for which full valuation allowances have been provided, no deferred income taxes have been established, and no income tax has been provided related to the pro forma adjustments for the Merix Acquisition.

R.	Reflects, pursuant to the Recapitalization Agreement, the payment of a $4,441 termination fee related to a monitoring and oversight agreement (see Note 5), and the elimination of related management fees of $1,500 and $1,159 for each of the years ended December 31, 2008 and 2009, respectively.

S.	Reflects a liability of $6,600 incurred for certain Merix employee benefit related amounts that became payable as a result of the Merix Acquisition pursuant to the terms of existing contractual arrangements.

T.	Reflects an additional liability of $600 related to certain restructuring activities initiated by Merix prior to, and unrelated to the Merix Acquisition.